                                                          EXHIBIT 11

                                  CHEMFIX TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  STATEMENT OF INCOME (LOSS) PER COMMON SHARE

             The following table presents the information necessary to calculate net income (loss) per common share:

                                                       Primary

                                      1997                1996                  1995
Shares Outstanding:
   Weighted average outstanding      6,672,469            8,800,473             8,435,306
   Shares equivalent                     -                    -                    -
Adjusted outstanding                 6,672,469            8,800,473             8,435,306

Net Income (Loss)                   $4,616,151          $  (885,330)         $   (18, 408)
Less preferred stock dividend             -                  10,357              (178,508)

Net Income (Loss) Available to
   Common Stockholders              $4,616,151           $ (874,973)           $ (196,916)


                                                      Fully Diluted

                                                                               1997                1996                  1995
Shares Outstanding:
   Weighted average outstanding      6,672,469            8,800,473             8,435,306
   Shares equivalent                     -                    -                     -
   Adjusted outstanding              6,672,469            8,800,473             8,435,306

      Net Income (Loss)             $4,616,151          $  (885,330)          $   (18,408)
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